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                                                                EXHIBIT 23.1


                  CONSENT OF CROWE, CHIZEK AND COMPANY LLP


To Park Bancorp, Inc.:

      We consent to the inclusion in this Registration Statement on Form S-8 of our report dated January 25, 1997 of our audit of the consolidated financial statements of Park Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, appearing on page F-2 of the Park Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1996.



                                           Crowe, Chizek and Company LLP




Oak Brook, Illinois
July 24, 1997